Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in this Registration Statement on Form S-1 and related Prospectus of Barnes & Noble, Education, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated July 31, 2023, with respect to the consolidated financial statements of Barnes & Noble Education, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Barnes & Noble Education, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended April 29, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Iselin, New Jersey

April 18, 2024